EXHIBIT (a)(5)

Letter to Clients
Offer to Purchase
by
COLONIAL COMMERCIAL CORP.
its Convertible Preferred Stock
at a Purchase Price of $1.25 Per Share

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on 2009, unless the Offer is extended. Colonial Commercial Corp. may extend the Offer period at any time.

_____________, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated _____________, 2009, the Letter of Transmittal, and other related materials in connection with the offer by Colonial Commercial Corp., a New York corporation ("Colonial''), to purchase for cash any and all shares of its Convertible Preferred Stock, $.05 par value (referred to herein as “shares”), at a price of $1.25 per share, net to the seller in cash, without interest.

Colonial's offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated             , 2009, and in the related Letter of Transmittal, as they may be amended and supplemented from time to time, which together constitute the tender offer.

Only shares properly tendered and not properly withdrawn will be purchased. All shares tendered and not purchased will be returned at Colonial's expense as soon as practicable following the expiration date.

A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, please use the attached "Instruction Form'' to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

We Call Your Attention to the Following:

1.	The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the Offer to Purchase.

2.	THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON ___________________ , 2009 UNLESS COLONIAL EXTENDS THE TENDER OFFER.

3.
Tendering shareholders who are registered shareholders or who tender their shares directly to American Stock Transfer & Trust Company as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Colonial's purchase of shares under the tender offer.

4.
The Board of Directors of Colonial has approved the tender offer. However, neither Colonial nor its Board of Directors nor the Depositary makes any recommendation to shareholders as to whether they should tender or not tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender.

5.
If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

The tender offer is being made solely under the Offer to Purchase and the related letter of transmittal and is being made to all record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM
INSTRUCTIONS FOR TENDER OF SHARES OF
COLONIAL COMMERCIAL CORP.

By signing this instruction form, you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated, 2009, and the related letter of transmittal in connection with the offer by Colonial Commercial Corp., a New York corporation ("Colonial''), to purchase shares any and all of its Convertible Preferred Stock, $.05 par value (referred to herein as “shares”), at a price of $1.25 per share, net to the seller in cash, without interest. Colonial's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

This will instruct us to tender to Colonial, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

Number of shares to be tendered:_________________________ shares
(Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Dated:	, 2009